Exhibit 99

August 12, 2005

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, Interim President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief
Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2005 EARNINGS

Wheeling, WV, August 12, 2005–First West Virginia Bancorp, Inc. (AMEX: FWV) Interim President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the second quarter of 2005 was reported at $510,783 or $.33 per share, compared to $625,579 or $.41 per share reported for the same period a year earlier. The decrease in earnings during the second quarter of 2005 compared to 2004 was primarily attributed to increased noninterest expenses, offset in part by the increase in net interest income. Noninterest expenses increased $229,170 or 14.1% during the second quarter of 2005 as compared to 2004. Net interest income increased $36,548 or 1.6% over the same period in 2004. Noninterest expenses increased primarily due to the increased expenses in complying with the December, 2004 Formal Agreement between the Company’s subsidiary bank, Progressive Bank, N.A. and the Office of the Comptroller of the Currency as well as compliance with Section 404 of the Sarbanes-Oxley Act. Net interest income increased primarily due to the decrease in the interest rates paid on deposit liabilities.

For the six months ended June 30, 2005, net income was reported at $1,056,512 or $.69 per share compared to $1,284,319 or $.84 per share reported for the same period in 2004. The 17.7% decrease in earnings was primarily due to the increase in noninterest expenses, offset in part by the increase in net interest income.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) June 30, 2005	December 31, 2004
AT PERIOD END
Total Assets	$267,823	$279,802
Total Deposits	222,327	236,171
Total Loans	143,813	154,331
Total Investment Securities	98,827	106,561
Shareholders’ Equity	24,101	23,953
Shareholders’ Equity Per Share of Common Stock	15.77	15.67

(Unaudited, in thousands, except share and per share data)	June 30, 2005	June 30, 2004
FOR THE THREE MONTHS ENDED
Net income	511	625
Provision for Loan Losses	90	90
Earnings Per Share of Common Stock	.33	.41
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.75%	.89%
Return on Average Equity	8.44%	11.00%

FOR THE SIX MONTHS ENDED
Net income	1,057	1,284
Provision for Loan Losses	180	120
Earnings Per Share of Common Stock	.69	.84
Dividends Per Share of Common Stock	.38	.38
Return on Average Assets	.77%	.92%
Return on Average Equity	8.83%	11.38%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”